Exhibit 99.1

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
March 1, 2005

PEABODY ENERGY BOARD ELECTS GREGORY H. BOYCE
AS CHIEF EXECUTIVE OFFICER EFFECTIVE JAN. 1, 2006

ST. LOUIS, Mar. 1 - Peabody Energy (NYSE: BTU) today announced that the Board of Directors has elected Gregory H. Boyce to the position of President and Chief Executive Officer, effectiv Jan. 1, 2006. Chairman and Chief Executive Officer Irl F. Engelhardt will continue his CEO duties through 2005, and will remain employed as Chairman of the Board on Jan. 1, 2006. Boyce was also elected to the Board of Directors, effective today, and has been named Chairman of the Executive Committee of the Board.

     “Several years ago, I suggested to the Board that we begin an orderly succession planning process, a hallmark of a highly successful company. We have moved carefully through the process and have an excellent successor and transition plan in place,” said Engelhardt. “Under Greg’s leadership as President and Chief Operating Officer, Peabody has achieved record safety, productivity and production results, and I am confident that his experience and skills will lead Peabody to new heights. Greg and I will work together to ensure a seamless transfer, and I look forward to contributing to Peabody’s success as Chairman.”

     “Peabody has an excellent team, assets and financial position, and an industry-leading record in creating value,” said Boyce. “We have entered an extended period of industry growth, as coal is the only fuel source capable of meeting expanding global demand for energy. I will ensure that we continue our strong growth, focusing on safety, executing the basics, expanding our international presence, and participating in new generation projects and Btu Conversion technologies.”

     Boyce joined Peabody in October 2003 as President and Chief Operating Officer following a comprehensive search. He has extensive U.S. and international management, operating and engineering experience. Prior to joining Peabody, Boyce served as Chief Executive Officer – Energy for international mining company Rio Tinto in London, with responsibility for a worldwide coal and uranium portfolio. Prior to that, he was President and Chief Executive Officer of Kennecott Energy Company. During his tenure, Kennecott more

-more-

BOYCE ELECTED CHIEF EXECUTIVE OFFICER – ADD ONE

than tripled sales volume and grew to become the second-largest U.S. coal company. Other prior positions include President of Kennecott Minerals Company and Executive Assistant to the Vice Chairman of Standard Oil of Ohio. Boyce holds a Bachelor of Science Degree in Mining Engineering from the University of Arizona, and completed the advanced management program from the Graduate School of Business at Harvard University.

     An investor conference call with Boyce and Engelhardt is scheduled for 10:00 a.m. EST on Wednesday, March 2, to discuss the transition. Participants may access the call using the following phone numbers:

U.S. & Canada	(888) 428-4469

International	(612) 332-0720

The call and replay will also be available through the Internet at PeabodyEnergy.com.

     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2004 sales of 227 million tons of coal and $3.6 billion in revenues. Its coal products fuel more than 10 percent of all U.S. electricity and 3 percent of worldwide electricity.